Pricing Supplement                                            September 24, 2007

       Pricing Supplement to the Prospectus dated January 5, 2007 and the
                  Prospectus Supplement dated February 28, 2007

     [RBC LOGO]                 US$8,000,000
                                Royal Bank of Canada
                                Principal Protected Notes due March 29, 2010
                                Linked to the S&P GSCI Agriculture Excess
                                Return Index

Issuer:                       Royal Bank of Canada ("Royal Bank")

Program:                      Senior Global Medium-Term Notes, Series C

Program Rating:               Standard & Poor's Rating: AA-
                              Moody's Rating: Aaa

Issue Date:                   September 28, 2007

Maturity Date and Term:       March 29, 2010 (resulting in a term to maturity of
                              30 months)

Underlying Index:             The payment at maturity on the Notes is linked to
                              the performance of the S&P GSCI Agriculture Excess
                              Return Index (the "Index"). The Index (Bloomberg index symbol "SPGCAGP") is calculated and published by Standard & Poor's (the "Index
                              Sponsor")

Denomination:                 US$1,000 and integral multiples of $1,000 in
                              excess thereof

Payment at Maturity:          At maturity, you will receive a cash payment
                              determined as follows:
                                o if the Percentage Change (as set forth below) is greater than 0%, you will receive your principal amount x (1 + percentage change), subject to the maximum percentage change; and

                                o if the Percentage Change is less than or equal to 0%, you will receive your principal amount.

Percentage Change:            The percentage change is equal to the following
                              (expressed as a percentage):

                                        Final Index Level - Initial Index Level
                                        ---------------------------------------
                                                  Initial Index Level

Maximum Percentage            The percentage change cannot exceed 30%, which
Change:                       will result in a maximum return of no more than
                              11.1% per annum

Initial Index Level:          77.45302

Final Index Level:            The closing level of the Index on March 25, 2010
                              (the "final valuation date")

Clearance and Settlement:     DTC global (including through its indirect
                              participants Euroclear and Clearstream, Luxembourg as described under "Description of Debt
                              Securities--Ownership and Book-Entry Issuance" in the accompanying prospectus)

CUSIP Number:                 78008EVZ7

Listing: The Notes will not be listed on any securities exchange or quotation system

Calculation Agent:            The Bank of New York

          Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page P-4 of this pricing supplement and page S-1 of the accompanying prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

          We may use this pricing supplement in the initial sale of Notes. In addition, Citigroup Global Markets Inc. may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

          The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

                                                                                                            Proceeds to
                                                Price to Public            Agent's Commission               Royal Bank
                                                ---------------            ------------------               ----------
Per Note                                            100.00%                        0%                          100%
Total                                              $8,000,000                      $0                       $8,000,000

                                      Citi

                   Pricing Supplement dated September 24, 2007
                         (as amended September 28, 2007)

                                                TABLE OF CONTENTS

Pricing Supplement
Summary....................................................................................................     P-1
Risk Factors...............................................................................................     P-4
The Commodity Markets......................................................................................     P-9
The Index..................................................................................................    P-11
Specific Terms of the Notes................................................................................    P-21
Use of Proceeds and Hedging................................................................................    P-26
Supplemental Tax Considerations............................................................................    P-27
Supplemental Plan of Distribution..........................................................................    P-29
Benefit Plan Investor Considerations.......................................................................    P-30
Documents Filed as Part of the Registration Statement......................................................    P-31

Prospectus Supplement
About This Prospectus Supplement...........................................................................     S-1
Risk Factors...............................................................................................     S-1
Use of Proceeds............................................................................................     S-4
Description of the Notes We May Offer......................................................................     S-5
Certain Income Tax Consequences............................................................................    S-24
Supplemental Plan of Distribution..........................................................................    S-25
Documents Filed as Part of the Registration Statement......................................................    S-30

Prospectus
Documents Incorporated by Reference........................................................................       2
Where You Can Find More Information........................................................................       3
Further Information........................................................................................       3
About This Prospectus......................................................................................       4
Presentation of Financial Information......................................................................       5
Caution Regarding Forward-Looking Information..............................................................       5
Royal Bank of Canada.......................................................................................       6
Risk Factors...............................................................................................       6
Use of Proceeds............................................................................................       6
Consolidated Ratios of Earnings to Fixed Charges...........................................................       7
Consolidated Capitalization and Indebtedness...............................................................       8
Description of  Debt Securities............................................................................       9
Tax Consequences...........................................................................................      26
Plan of Distribution.......................................................................................      38
Benefit Plan Investor Considerations.......................................................................      40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management And Others........................      41
Validity of Securities.....................................................................................      41
Experts....................................................................................................      41
Supplemental Financial Statement Schedule..................................................................      42
Other Expenses of Issuance and Distribution................................................................      45

SUMMARY

          The Notes (the "Notes") are medium-term notes issued by Royal Bank linked to the performance of the S&P GSCI Agriculture Excess Return Index (the "Index") offering return of principal at maturity. If the Index appreciates, you will receive more than the principal amount invested ("principal amount") on the Notes at maturity. If the Index depreciates or the Initial Index Level equals the Final Index Level, you will receive the principal amount invested. The following is a summary of the terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The Notes may be offered to certain investors outside the United States only in accordance with applicable local law. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the "prospectus" mean our accompanying prospectus, dated January 5, 2007, and references to the "prospectus supplement" mean our accompanying prospectus supplement, dated February 28, 2007, which supplements the prospectus. Capitalized terms used in this pricing supplement which are defined in the accompanying prospectus or prospectus supplement shall have the meanings assigned to them in the prospectus or prospectus supplement, as applicable.

Selected Purchase Consideration:

      o Growth Potential--The Notes provide the opportunity for some participation in potential increases in the performance of the Index, subject to the maximum percentage change.

Selected Risk Considerations:

          An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in this pricing supplement.

      o Market Risk--The extent to which you will realize a return on the Notes is linked to the performance of the Index and will depend on whether, and the extent to which, there is a positive percentage change. The Index is based on the price of futures contracts on agricultural commodities (the "Index Commodities"), which may change unpredictably, affecting the Index level and the value of your Notes in unforeseeable ways.

      o The Notes Are Intended to Be Held to Maturity-- Your principal amount is protected only if you hold the Notes until maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold and may incur a loss of principal.

      o There May Be Little or No Secondary Market for the Notes--The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. Citigroup Global Markets Inc. may act as a market maker for the Notes, but is not required to do so. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

      o No Interest Payments--You will not receive any periodic interest payments on the Notes.

      o The Payment at Maturity is Limited--If the actual percentage change of the Index is greater than the maximum percentage change over the term of the Notes, the payment at maturity is limited by the maximum percentage change.

The Notes may be a suitable investment for you if:

      o You believe the level of the Index will increase during the term of the Notes.

      o You are willing to accept the risk of fluctuations in futures contracts for the Index Commodities.

      o  You are willing to hold your Notes to maturity.

The Notes are not a suitable investment for you if:

      o  You seek current income from this investment.

      o You believe the level of the Index will decrease or remain at the same level during the term of the Notes.

      o You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

      o You wish to participate fully in all of the upside of the Index without limit and are willing to risk principal to do so.

      o You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences?

          The Notes should be treated as debt instruments subject to the special tax rules governing contingent payment debt obligations for United States federal income tax purposes.

          For a discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page P-27.

          For a discussion of the Canadian federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental Canadian Tax Considerations" on page P-28.

What Will the Notes Pay at Maturity?

          Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

          Step 1: What is the Final Index Level and is it less than or greater than the Initial Index Level?

          The "Initial Index Level" is the closing level of the Index on the initial valuation date and the "Final Index Level" is the closing level of the Index on the final valuation date.

          Step 2: Calculate the percentage change.

          The percentage change is equal to the following (expressed as a percentage):

                                       Final Index Level - Initial Index Level
               Percentage Change =     ---------------------------------------
                                                  Initial Index Level

          The percentage change cannot be greater than the Maximum Percentage Change, which will be 30%.

          Step 3: Calculate the payment at maturity.

          At maturity, you will receive a cash payment equal to the principal amount x (1 + percentage change) if the percentage change is greater than 0%. You will receive a cash payment equal to the principal amount if the percentage change is less than or equal to 0%.

Example 1--    The principal amount is $1,000. On the final valuation date there is a 20% decline from the Initial Index Level of 77.45302.

               Percentage Change       -20%

               Payment at Maturity     The payment on maturity would be equal
                                       to principal amount.

Example 2--    The principal amount is $1,000. On the final valuation date there is a 15% increase from the Initial Index Level of 77.45302.

               Percentage Change       15%

               Payment at Maturity     The payment on maturity would be equal
                                       to principal amount x (1 + percentage
                                       change).

                                              = $1,000 x (1 + 15%) = $1,150.

               $1,150 is returned at maturity, resulting in a +15% return on the Note (providing an annualized return of 5.7%).

Example 3--    The principal amount is $1,000. On the final valuation date there is a 40% increase from the Initial Index Level of 77.45302. The maximum percentage is 30%.

               Percentage Change       40%, subject to the Maximum Percentage
                                       Change

               Payment at Maturity     The payment on maturity would be equal
                                       to principal amount x (1 + maximum
                                       percentage change).

                                              = $1,000 x (1 + 30%) = $1,300.

               $1,300 is returned at maturity, resulting in a +30% return on the Note (providing an annualized return of 11.1%).

RISK FACTORS

          The Notes are not secured debt and are riskier than ordinary unsecured debt securities. The return at maturity of the Notes is linked to the performance of the Index. However, investing in the Notes is not equivalent to investing directly in the Index Commodities comprising the Index or the Index itself. See "The Index" below for more information.

          This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

Owning the Notes Is Not the Same as Owning an Exchange-Traded Futures Contract on the Index Commodities.

          The return on your Notes will not reflect the return you would realize if you actually owned an exchange-traded futures contract on the Index Commodities for a similar period. The return on your Notes is limited by the maximum percentage change.

Secondary Trading May Be Limited.

          The Notes will not be listed on an organized securities exchange. There may be little or no secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow holders to trade or sell the Notes easily. Citigroup Global Markets Inc. may act as a market maker for the Notes, but is not required to do so. Because Royal Bank does not expect that other market makers will participate significantly in the secondary market, if any, for the Notes, the price at which holders may be able to trade the Notes is likely to depend on the price, if any, at which Citigroup Global Markets Inc. is willing to transact. If at any time Citigroup Global Markets Inc. does not act as a market maker, it is likely that there will be little or no secondary market for the Notes.

          If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

Many Factors Affect the Market Value of the Notes.

          The market value of the Notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the Notes caused by another factor and that the effect of one factor may compound the decrease in the market value of the Notes caused by another factor. We expect that the market value of the Notes will depend substantially on the amount, if any, by which the level of the Index exceeds or does not exceed the Initial Index Level. If you choose to sell your Notes when the level of the Index exceeds the Initial Index Level in the secondary market, if any, you may receive less than the amount that would be payable at maturity based on this level. We believe that other factors that may influence the value of the Notes include:

   o the prices of agricultural commodities, as represented by agricultural commodities futures contracts;

   o  interest rates in general;

   o  suspension or disruptions of market trading in the commodity markets; and

   o geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions that may affect the prices of agricultural commodities.

Changes in the Credit Ratings of Royal Bank May Affect the Trading Value of the Notes.

          The credit ratings of Royal Bank are an assessment of its ability to pay its obligations. Consequently, real or anticipated changes in Royal Bank's credit ratings may affect the trading value of the Notes.

However, because the return on the Notes is dependent on factors in addition to the ability of Royal Bank to pay its obligations under the Notes, such as percentage change in the Index between the initial valuation date and the final valuation date, an improvement in the credit rating of Royal Bank will not reduce other investment risks related to the Notes.

Regulation of the Commodity Markets Is Extensive and Constantly Changing; Future Regulatory Developments Are Impossible to Predict and May Significantly and Adversely Affect the Value of the Notes.

          The level of the Index will depend primarily on the trading price of futures contracts on the Index Commodities in the commodity markets. Futures contracts and options on futures contracts traded on contract markets, including those related to agricultural commodities, are subject to extensive statutes, regulations and margin requirements. The Commodity Futures Trading Commission and exchanges, including the Kansas City Board of Trade, one of the commodity exchanges on which the Index Commodities are traded, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, the Kansas City Board of Trade has regulations that limit the amount of fluctuation in futures contract prices which may occur during a single five-minute trading period. These limits could adversely affect the market prices of the Index Commodities futures contracts and forward contracts. The regulation of commodity transactions in the United States is subject to ongoing modification by government, regulatory authority and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on the value of the Notes is impossible to predict, but could be substantial and adverse to holders of the Notes.

Contract Pricing in the Commodity Markets Will Affect the Index Performance
Level.

          Commodity indices replicate exposure to a defined basket of commodities futures contracts. On specified dates, these futures contracts are rolled mechanically into a subsequent futures contract before the current position expires according to a defined schedule. This mechanism also allows the investor to maintain an exposure to commodities over time. The difference between the price at which the first futures contract is sold and the next futures contract is purchased is called the "roll yield" and is an important part of the return on a commodities investment. The overall return is therefore derived from fluctuations in commodities prices in addition to the shape of the commodity futures curve over time. Assuming prices and the shape of the curve remain constant, rolling futures will yield a positive return when the prices are lower in the distant delivery months than in the nearest delivery months, and a negative return when the prices are higher in the distant delivery months than in the nearer delivery months. Thus, if the commodities indices experience negative returns because of rising commodities futures prices at the time your Notes mature, or you dispose of your Notes, your return could be adversely affected.

Royal Bank and its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for its Public Disclosure of Information.

          We and our affiliates are not affiliated with the Index Sponsor in any way (except, in the case of Royal Bank only, for the licensing arrangements discussed below under "Index--License Agreement") and have no ability to control or predict any of its actions, including any errors in or discontinuation of disclosure regarding any of its methods or policies relating to the calculation of the level of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the maturity payment amount. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes -- Market Disruption Event" and "-- Discontinuation of the Index; Adjustments to the Index". The Index Sponsor is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an investor in the Notes in taking any actions that might affect the value of your Notes.

          We have derived the information about the Index Sponsor and the Index in this pricing supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Index Sponsor and the Index.

Historical Performance of the Index Should Not Be Taken as an Indication of the Future Levels of the Index During the Term of the Notes.

          The trading prices of futures and futures options contracts relating to agricultural commodities will determine the level of the Index at any given time. Agricultural commodities futures have performed differently in the past and are expected to perform differently in the future. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of agricultural commodities futures and the markets in which agricultural commodities futures are traded will be influenced by complex and interrelated political, economic, financial and other factors.

Trading by Citigroup Global Markets Inc. or its Affiliates in the Index Commodities May Affect the Return on the Notes.

          Citigroup Global Markets Inc. and any of its affiliates may, from time to time, trade in some or all of the Index and/or the Index Commodities on a spot and forward basis and other contracts and products in or related to the Index or the Index Commodities (including futures contracts and options on futures contracts traded on futures exchanges in the United States and other countries, and commodity options and swaps). Also, Citigroup Global Markets Inc. or any of its affiliates may underwrite or issue other financial instruments with returns linked to the prices of the Index, the Index Commodities or the underlying commodities. These trading and underwriting activities could affect the prices of the Index Commodities in a manner that would be adverse to the holder's investment in the Notes. With respect to any such activities, neither Citigroup Global Markets Inc. nor any of its affiliates has any obligation to take the needs of any buyers, sellers, holders or issuers of the Notes into consideration at any time.

Trading and Other Transactions by Royal Bank or its Affiliates in the Index Commodities, or in Futures, Options or Other Derivative Products on the Index Commodities or the Index May Impair the Market Value of the Notes.

          As described below under "Use of Proceeds and Hedging" in this pricing supplement, we or one or more affiliates may hedge our obligations under the Notes by purchasing or selling futures or options on the Index Commodities or the Index, or other derivative instruments with returns linked or related to changes in the performance of the Index Commodities or the Index, and we may adjust these hedges by, among other things, purchasing or selling the Index Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of the Index Commodities and the level of the Index and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

          We or one or more of our affiliates may also engage in trading in the Index Commodities, the exchange-traded futures contracts on the Index Commodities, and other investments relating to the Index Commodities on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market prices of the Index Commodities, the exchange-traded futures contracts on the Index Commodities, and the level of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Commodities, the exchange-traded futures contracts on the Index Commodities, or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

          As noted above, we and our affiliates expect to engage in trading activities related to the Index Commodities and the exchange-traded futures contracts on the Index Commodities and the Index, that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests we and our affiliates will have in facilitating transactions, including options and other derivatives transactions for our proprietary accounts or accounts controlled and/or managed by such entities. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to the Index Commodities and physical commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us and our affiliates may affect the market prices of the Index Commodities, the exchange-traded futures contracts on the Index Commodities and the level of the Index and, therefore, the market value of the Notes.

The Calculation Agent May Postpone the Determination of the Final Index Level and, Therefore, the Maturity Date If a Market Disruption Event Occurs on the Final Valuation Date.

          The final valuation date and, therefore, the determination of the Final Index Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date with respect to the Index. If a postponement occurs, the calculation agent will use the closing level of the Index on the next succeeding business day on which no market disruption event occurs or is continuing as the Final Index Level. As a result, the maturity date for the Notes would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the level of the Index after the final valuation date. See "Specific Terms of the Notes -- Market Disruption Event" in this pricing supplement.

Additional Considerations

          Client accounts over which Citigroup Global Markets Inc. or its affiliates have investment discretion or otherwise act as fiduciary are not permitted to purchase the Notes, either directly or indirectly. This includes employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), individual retirement accounts and every other client account over which Citigroup Global Markets Inc. or its affiliates have investment discretion or act as fiduciary.

          Individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

Royal Bank Has a Non-Exclusive Right to Use the Index.

          We have been granted a non-exclusive right to use the Index and related service marks and trademarks in connection with the Notes. If we breach our obligations under the license, the Index Sponsor will have the right to terminate the license. If the Index Sponsor chooses to terminate the license agreement, we still have the right to use the Index and related service marks and trademarks in connection with the Notes until their maturity, provided that we cure our breach within thirty days of the termination of the license. If we fail to cure this breach, it may become difficult for us to determine the redemption amount of the Notes. The calculation agent in this case will determine the Final Index Level or the fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate in its reasonable sole discretion.

Tax Considerations.

          The Notes should be treated as debt instruments subject to the special tax rules governing contingent payment debt obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts as income in respect of the Notes prior to your receipt of cash attributable to that income.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

          The Notes are denominated in U.S. dollars. If you are a non-U.S. investor who purchased the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or return of your investment.

          This pricing supplement contains a general description of certain U.S. and Canadian tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes.

THE COMMODITY MARKETS

          The Index is comprised of only the agricultural commodities futures contracts included in the S&P GSCI Excess Return Index, and is a sub-index of the S&P GSCI. For a description of the relationship between the S&P GSCI and the Index, see "The Index" in this pricing supplement. The following discussion describes the transactions and procedures upon which these indices are based.

          Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the S&P GSCI are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as "short") and acquired by the purchaser (whose position is therefore described as "long") or in which the cash settlement amount is to be made.

          There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as "initial margin". This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

          By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called "variation margin" and make the existing positions in the futures contract more or less valuable, a process known as "marking to market".

          Futures contracts are traded on organized exchanges, known as "contract markets" in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to a futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader's profit or loss.

          U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description.

          From its inception to the present, the S&P GSCI has been comprised exclusively of futures contracts traded on regulated exchanges. This has been due to the fact that, historically, regulated futures exchanges were the only types of facilities for the trading of commodities that provided centralized trading mechanisms and public reports of trading activity that reflected the prices and volumes of transactions executed in the relevant market. Recently, however, a number of electronic trading facilities have developed that offer trading in physical commodities and over-the-counter derivatives on commodities (such as swaps and forward contracts), through a centralized forum. Many of these facilities also provide price and volume reports to their participants and, in some cases, to the public. Such trading facilities are becoming a more significant component of the commodity trading market. In addition, recent amendments to the Commodity Exchange Act permit such trading facilities to operate without being regulated in the same manner as organized futures exchanges.

          In response to these developments, the Index Sponsor has modified the methodology for determining the commodities and contracts to be included in the S&P GSCI in order to permit the inclusion of contracts traded on trading facilities other than regulated futures exchanges. The criteria for determining the contracts to be included in the S&P GSCI, and the methodology for calculating the S&P GSCI are summarized below. At present, the S&P GSCI continues to be comprised exclusively of futures contracts traded on regulated futures exchanges. However, pursuant to the recent modifications to the S&P GSCI methodology, the S&P GSCI may in the future include contracts traded on other types of trading facilities. Such contracts may include, but will not necessarily be limited to, swaps and spot or forward contracts on a variety of physical commodities. In the commodities context, swaps are bilateral transactions that typically provide for the parties to make payments over a period of time either in a fixed amount or in an amount determined by reference to the price of a commodity. Spot and forward contracts typically provide for delivery of a commodity either at a stated time in the future or over a specified period of time, in return for a fixed purchase price (although such contracts may on occasion be settled through cash payments rather than physical delivery).

          Transactions in such contracts executed through a trading facility may be bilateral transactions between two principals, in which case the parties are generally responsible for settlement of the transactions and for establishing any applicable credit terms, which may consist of futures-style margining but typically involve deposits of collateral and periodic adjustments of the amount of the collateral required. Alternatively, certain trading facilities may provide for contracts to be cleared through a centralized clearing house similar (or identical) to the types of clearing houses that provide clearing services to regulated futures markets. The terms of the contracts traded through these trading facilities, as well as the manner in which they are traded and the manner in which the prices and volumes of transactions are reported, may differ significantly from the comparable features of regulated futures contracts. In addition, the trading facilities may be subject to less regulation than regulated futures exchanges or, in some cases, to no substantive regulation.

THE INDEX

          The following is a description of the Index. We have obtained all information regarding the Index contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poor's (the "Index Sponsor"). The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index at any time. We make no representation or warranty as to the accuracy or completeness of such information. You, as an investor in the Notes, should make your own investigation into the Index and the Index Sponsor.

          The Index reflects the excess returns that are potentially available through an unleveraged investment in the agricultural commodities futures contracts of the S&P GSCI. The Index is a sub-index of the S&P GSCI Excess Return Index, and that index is a sub-index of the S&P GSCI. The Index is comprised solely of those agricultural commodities futures contracts included in the S&P GSCI Excess Return Index. For a description of how contracts are selected for the S&P GSCI and a discussion of the S&P GSCI in general, see below under "The S&P GSCI Excess Return Index and the S&P GSCI".

Value of the Index

                  The value of the Index on any given day is calculated in the same manner as the S&P GSCI Excess Return Index (described below) except that
(i) the daily contract reference prices, the contract production weight ("CPW") and roll weights used in performing such calculations are limited to those of the S&P GSCI agricultural commodities included in the Index; and (ii) the Index has a separate normalizing constant.

          The commodities included in the Index and their weightings on September 24, 2007 are:

                 Commodity                                Weighting
                 ---------                                ---------
                 Corn..............................          21.09%
                 Chicago Wheat.....................          32.52%
                 Soybeans..........................          14.60%
                 Sugar.............................           7.37%
                 Kansas Wheat......................          11.21%
                 Cotton............................           6.56%
                 Coffee............................           5.09%
                 Cocoa.............................           1.55%

          The components of the Index and their relative weightings, among other matters, may change during the term of the Notes.

          The "roll weight" of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the Index is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the Index also takes place over a period of days at the beginning of each month (referred to as the "roll period"). On each day of the roll period, the "roll weights" of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the Index is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

          The simplest way to think of the process is as rolling from one basket of nearby futures (the first nearby basket) to a basket of futures contracts that are further from expiration (the second nearby basket). The Index is calculated as though these rolls occur at the end of each day during the roll period at the daily settlement prices. The portfolio is shifted from the first to the second nearby baskets at a rate of 20% per day for the five days of the roll period. Until just before the end of the first day of the roll period, the entire S&P GSCI portfolio consists of the first nearby basket of commodity futures. At the end of the first day of the roll period, the portfolio is adjusted so that 20% of the contracts held are in the second nearby basket (i.e., a basket of future contracts that are further from maturity), with 80% remaining in the first nearby basket.

          The roll process continues on the second, third and fourth days of the roll period, with relative weights of first to second nearby baskets of 60%/40%, 40%/60%, and 20%/80%. At the end of the fifth day of the roll period, the last of the old first nearby basket is exchanged, completing the roll and leaving the entire portfolio in what we have been calling the second nearby basket. At this time, this former second nearby basket becomes the new first nearby basket, and a new second nearby basket is formed (with futures maturities further in the future) for use in the next month's roll.

          The last key point to be made about the roll process is to specify exactly what the 80%/20% or other relative splits between nearby baskets mean. The roll percentages refer to contracts or quantities, not value. Taking the first day of the roll as an example, just before the roll takes place at the end of the day, the S&P GSCI consists of the first nearby basket. That portfolio, constructed the night before and held throughout the first day of the roll period, has a dollar value. For the roll, that dollar value is distributed across the first and second nearby baskets such that the number of contracts or the quantity of the first nearby basket is 80% of the total and the quantity held of the second nearby basket is 20% of the total.

          The dollar value held of each nearby basket can then be calculated from those quantity weights by multiplying them by the prices of the futures contracts contained in each basket. As the baskets contain futures with different maturities for some of the commodities, the prices are generally close but not exactly the same. Hence, the percentage of the portfolio value (i.e., dollar weight) held in each basket is generally close to, but not exactly equal to, the 80%/20% or other relative splits specified for the quantities.

          The world-production weighting of the S&P GSCI is accomplished by keeping the quantity weights of the individual commodities within each basket proportional to world production weights, which are averages of historical production levels and are generally updated every year.

Historical Closing Levels of the Index

          Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the level of the Index during any period shown below is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. We cannot assure you that the future performance of the Index or the futures contracts on agricultural commodities will result in holders of the Notes receiving an amount greater than the outstanding face amount of the Notes on the stated maturity date.

          The following table sets forth the published highs and lows of the Index in each calendar quarter from the period beginning January 2, 2002 through September 24, 2007. Historical performance of the Index does not indicate future performance of the Index.


               -------------------------------------------------
                                                SPGCAGP
               -------------------------------------------------
                                          High            Low
               -------------------------------------------------
                2002
               -------------------------------------------------
                Quarter
               -------------------------------------------------
                  First                  72.3200        65.8500
               -------------------------------------------------
                  Second                 71.5100        63.7900
               -------------------------------------------------
                  Third                  86.9000        72.1300
               -------------------------------------------------
                  Fourth                 83.7000        75.5300
               -------------------------------------------------
                2003
               -------------------------------------------------
                Quarter
               -------------------------------------------------
                  First                  78.4600        71.8500
               -------------------------------------------------
                  Second                 77.9900        71.2600
               -------------------------------------------------
                  Third                  77.0600        70.4200
               -------------------------------------------------

                  Fourth                 83.1700        73.8500
               -------------------------------------------------
                2004
               -------------------------------------------------
                Quarter
               -------------------------------------------------
                  First                  91.9000        81.0600
               -------------------------------------------------
                  Second                 90.9200        73.2920
               -------------------------------------------------
                  Third                  73.8438        63.3186
               -------------------------------------------------
                  Fourth                 64.0775        60.8958
               -------------------------------------------------
                2005
               -------------------------------------------------
                Quarter
               -------------------------------------------------
                  First                  71.2753        60.0595
               -------------------------------------------------
                  Second                 67.0478        61.2595
               -------------------------------------------------
                  Third                  67.2715        58.4926
               -------------------------------------------------
                  Fourth                 62.5634        56.8617
               -------------------------------------------------
                2006
               -------------------------------------------------
                Quarter
               -------------------------------------------------
                  First                  67.5117        61.4376
               -------------------------------------------------
                  Second                 67.0173        60.2666
               -------------------------------------------------
                  Third                  64.6676        55.3986
               -------------------------------------------------
                  Fourth                 68.4385        57.1307
               -------------------------------------------------
                2007
               -------------------------------------------------
                Quarter
               -------------------------------------------------
                  First                  68.7605        61.4070
               -------------------------------------------------
                  Second                 63.6255        59.1942
               -------------------------------------------------
                  Third*                 77.4530        63.6042
               -------------------------------------------------
                *up to September 24, 2007
               -------------------------------------------------


*The closing level of the Index on September 24, 2007 was 77.45302.

          The following graph shows the daily closing levels of the Index during the period from January 2, 2002 to September 24, 2007. The source of the historical data is Bloomberg LP and was collected without verification.

                                 (Jan-02-Jan-07)
                                 [GRAPH OMITTED]

          THE HISTORICAL PERFORMANCE REFLECTED IN THE ABOVE GRAPH IS BASED ON THE INDEX SELECTION CRITERIA IDENTIFIED ABOVE AND ON ACTUAL PRICE MOVEMENTS IN THE RELEVANT MARKETS ON THE RELEVANT DATE. WE CANNOT ASSURE YOU THAT THIS PERFORMANCE WILL BE REPLICATED IN THE FUTURE OR THAT THE HISTORICAL PERFORMANCE OF THE INDEX WILL SERVE AS A RELIABLE INDICATOR OF ITS FUTURE PERFORMANCE.

The S&P GSCI Excess Return Index and the S&P GSCI

          The S&P GSCI Excess Return Index, originally established in May 1991 by The Goldman Sachs Group, Inc. and subsequently purchased by Standard and Poor's in early 2007, reflects the excess returns that are potentially available through an unleveraged investment in the contracts composing the S&P GSCI. The S&P GSCI Excess Return Index is a sub-index of the S&P GSCI. The Index is a sub-index of the S&P GSCI Excess Return Index and is comprised solely of those agricultural commodities futures contracts included in the S&P GSCI Excess Return Index.

          The value of the S&P GSCI, on any given day, reflects

   o the price levels of the contracts included in the S&P GSCI (which represents the value of the S&P GSCI); and

   o the "contract daily return," which is the percentage change in the total dollar weight of the S&P GSCI from the previous day to the current day.

          Each of these components is described below.

          The S&P GSCI is an index on a production weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCI is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P

GSCI are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI are weighted, on a production basis, to reflect the relative significance of such commodities to the world economy. The fluctuations in the value of the S&P GSCI are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI was established in 1991and has been normalized so that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

          Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCI as of the date of this pricing supplement. The methodology for determining the composition and weighting of the S&P GSCI and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI, as described below. The Index Sponsor makes the official calculations of the S&P GSCI. At present, this calculation is performed continuously and is reported on Reuters page GSCI (or any successor or replacement page) and is updated on Reuters at least once every three minutes during business hours on each day on which the offices of the Index Sponsor in New York City are open for business, which we refer to as a "S&P GSCI Business Day" for the purposes of this description. The settlement price for the S&P GSCI Excess Return Index is also reported on Reuter's page S&P GSCI (or any successor or replacement page) at the end of each S&P GSCI Business Day.

The Index Committee and the Index Advisory Panel

          The Index Sponsor has established an Index Committee (the "Index Committee") to oversee the daily management and operations of the S&P GSCI, and is responsible for all analytical methods and calculation in the indices. The Index Committee is comprised of three full-time professional members of the Index Sponsor's staff and two members of Goldman Sachs Group. At each meeting, the Index Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters. The Index Sponsor considers information about changes to its indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

          The Index Sponsor has established an Index Advisory Panel (the "Panel") to assist it in connection with the operation of the S&P GSCI. The Panel meets on an annual basis and at other times at the request of the Index Sponsor. The principal purpose of the Panel is to advise the Index Sponsor with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or methodology of the S&P GSCI. The Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCI are made by the Index Sponsor. Also, certain of the members of the Panel may be affiliated with entities which from time to time may be invested in the S&P GSCI, either through transactions in the contracts included in the S&P GSCI, futures contracts on the S&P GSCI or derivative products linked to the S&P GSCI.

Composition of the S&P GSCI

          In order to be included in the S&P GSCI, a contract must satisfy the following eligibility criteria:

          o The contract must be in respect of a physical commodity and not a financial commodity.

          o    In addition, the contract must:

               o have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

               o at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

   The commodity must be the subject of a contract that:

   o  is denominated in U.S. dollars;

   o is traded on or through an exchange, facility or other platform (referred to as a "trading facility") that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

      o makes price quotations generally available to its members or participants (and, if the Index Sponsor is not such a member or participant, to the Index Sponsor) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

      o makes reliable trading volume information available to the Index Sponsor with at least the frequency required by the Index Sponsor to make the monthly determinations;

      o  accepts bids and offers from multiple participants or price providers;
         and

      o  is accessible by a sufficiently broad range of participants.

          The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the "daily contract reference price") generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI. In appropriate circumstances, however, the Index Sponsor, in consultation with its Index Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

          At and after the time a contract is included in the S&P GSCI, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if the Index Sponsor is not such a member or participant, to the Index Sponsor) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

          For a contract to be eligible for inclusion in the S&P GSCI, volume data with respect to such contract must be available for at least the three months immediately proceeding the date on which the determination is made.

   A contract that is:

   o not included in the S&P GSCI at the time of determination and that is based on a commodity that is not represented in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least US$15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

   o already included in the S&P GSCI at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI must, in order to continue to be included in the S&P GSCI after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least US$5 billion and at least US$10 billion during at least one of the three most recent annual periods used in making the determination.

   o not included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least US$30 billion.

   o already included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to continue to be included in the S&P GSCI after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least US$10 billion and at least US$20 billion during at least one of the three most recent annual periods used in making the determination.

          A contract that is already included in the S&P GSCI at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI and each contract's percentage of the total is then determined. A contract that is not included in the S&P GSCI at the time of determination must, in order to be added to the S&P GSCI at such time, have a reference percentage dollar weight of at least 1.00%.

          In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the S&P GSCI in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI attributable to such commodity exceeding a particular level. If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI attributable to it.

          The contracts currently included in the S&P GSCI are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange Inc. and the London Metal Exchange.

          The futures contracts currently included in the S&P GSCI, their percentage dollar weights ("PDW"), their market symbols, the exchanges on which they are traded and their contract production weights for 2007 are:


------------------------------------------------------------------------------------------------------------
                                       Current          Market
            Commodity                   PDW*            Symbol         Trading Facility             2007 CPW
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
Wheat (Chicago)                          4.41             W              Agricultural               15780.51
------------------------------------------------------------------------------------------------------------
Wheat (Kansas City)                      1.52             KW             Agricultural               5505.581
------------------------------------------------------------------------------------------------------------
Corn                                     2.86             C              Agricultural               24061.91
------------------------------------------------------------------------------------------------------------
Soybeans                                 1.98             S              Agricultural               6365.684
------------------------------------------------------------------------------------------------------------
Coffee                                   0.69             KC             Agricultural               16286.43
------------------------------------------------------------------------------------------------------------
Sugar                                    1.00             SB             Agricultural               309190.4
------------------------------------------------------------------------------------------------------------
Cocoa                                    0.21             CC             Agricultural                 3.2188
------------------------------------------------------------------------------------------------------------
Cotton                                   0.89             CT             Agricultural               42063.77
------------------------------------------------------------------------------------------------------------
Lean Hogs                                1.20             LH              Livestock                 59656.22
------------------------------------------------------------------------------------------------------------


                                      P-17


------------------------------------------------------------------------------------------------------------
                                       Current          Market
            Commodity                    PDW*           Symbol         Trading Facility             2007 CPW
------------------------------------------------------------------------------------------------------------
Cattle (Live Cattle)                     2.50             LC              Livestock                 77822.17
-------------------------------------------------------------------------------------------------------------
Cattle (Feeder Cattle)                   0.57              FC             Livestock                 15302.12
-------------------------------------------------------------------------------------------------------------
RBOB Gas                                 1.27              QU               Energy                  19369.38
-------------------------------------------------------------------------------------------------------------
Heating Oil                              5.93              HO               Energy                  82735.08
-------------------------------------------------------------------------------------------------------------
Gasoil                                   5.21              QS               Energy                  231.3952
-------------------------------------------------------------------------------------------------------------
Crude Oil                               36.94              CL               Energy                  14323.18
-------------------------------------------------------------------------------------------------------------
Oil (Brent Crude Oil)                   14.76             LCO               Energy                 5852.833
------------------------------------------------------------------------------------------------ -------------
Natural Gas                              6.61              NG               Energy                  28946.93
-------------------------------------------------------------------------------------------------------------
High Grade Primary
Aluminium                                2.52              IA               Metals                   33.1836
-------------------------------------------------------------------------------------------------------------
Copper -- Grade A                        3.90              IC               Metals                     15.18
-------------------------------------------------------------------------------------------------------------
Standard Lead                            0.74              IL               Metals                     6.594
-------------------------------------------------------------------------------------------------------------
Primary Nickel                           1.21              IN               Metals                     1.152
-------------------------------------------------------------------------------------------------------------
Special High Grade Zinc                  0.87              IZ               Metals                     9.302
-------------------------------------------------------------------------------------------------------------
Gold                                     1.96              GC               Metals                  83.14184
-------------------------------------------------------------------------------------------------------------
Silver                                   0.25              SI               Metals                  584.5006
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                  *Percentage dollar weights as of September 24, 2007.


          The quantity of each of the contracts included in the S&P GSCI is determined on the basis of a five-year average (referred to as the "world production average") of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, the Index Sponsor, in consultation with the Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weights of which are calculated on the basis of regional production data, with the relevant region defined as North America.

          The five-year moving average is updated annually for each commodity included in the S&P GSCI, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

          In addition, the Index Sponsor performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, the Index Sponsor reevaluates the composition of the S&P GSCI, in consultation with the Index Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI. Commodities included in the S&P GSCI which no longer satisfy such criteria, if any, will be deleted.

          The Index Sponsor, in consultation with the Index Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI are necessary or appropriate in order to assure that the S&P GSCI represents a measure of commodity market performance. The Index Sponsor has the discretion to make any such modifications in consultation with the Index Committee. Upon request, the Index Sponsor will disclose to any investor any such modifications that are made. Requests should be directed to the Index Sponsor at the following address: Standard & Poor's, 55 Water Street, New York, NY 10041.

Contract Expirations

          Because the S&P GSCI comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as "contract expirations". The contract expirations included in the S&P GSCI for each commodity during a given year are designated by the Index Sponsor, provided that each such contract must be an "active contract". An "active contract" for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

          If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by the Index Sponsor. If a trading facility ceases trading in all contract expirations relating to a particular contract, the Index Sponsor may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI. If that timing is not practicable, the Index Sponsor will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

License Agreement

          Standard & Poor's(R), S&P(R), and S&P GSCI(R) are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Royal Bank. The S&P GSCI(R) and the S&P GSCI(R) Agriculture Excess Return Index are not owned, endorsed or approved by or associated with Goldman Sachs & Co. or its affiliated companies. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and Standard & Poor's does not make any representation regarding the advisability of investing in the Notes.

          We have entered into a non-exclusive license agreement with Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (the "Licensor"), which allows us and our affiliates, in exchange for a fee, to use the Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the Licensor; the only relationship between the Licensor and us is the licensing of the use of the Index and trademarks relating to the Index.

          The Licensor is under no obligation to continue the calculation and dissemination of the S&P GSCI(R) or any subindices (individually and collectively, the "S&P GSCI Index"). The Notes are not sponsored, endorsed, sold or promoted by the Licensor. No inference should be drawn from the information contained in this pricing supplement that the Licensor makes any representation or warranty, implied or express, to us, any holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Index to track commodities futures prices generally.

          The Licensor determines, composes and calculates the S&P GSCI Index without regard to the Notes. The Licensor has no obligation to take into account your interest, or that of anyone else having an interest, in the Notes in determining, composing or calculating the S&P GSCI Index. The Licensor is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Notes payable at maturity. The Licensor has no obligation or liability in connection with the administration, marketing or trading of the Notes.

          The Licensor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P GSCI Index or the manner in which the S&P GSCI Index is applied in determining the Initial Index Level or the Final Index Level or any amount payable upon maturity of the Notes.

          The Notes are not sponsored, endorsed, sold or promoted by the Licensor. The Licensor does not make any representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCI Index to track general commodity market performance. The Licensor's only relationship to Royal Bank is the licensing of certain trademarks and trade names of the Licensor and of the S&P GSCI Index, which is determined, composed and calculated by the Licensor without regard to Royal Bank or the Notes. The Licensor has no obligation to take the needs of Royal Bank or the holders of the Notes into consideration in determining, composing or calculating the S&P GSCI Index. The Licensor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Licensor has no obligation or liability in connection with the administration, marketing or trading of the Notes.

          THE LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THE LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI INDEX OR ANY DATA INCLUDED THEREIN. THE LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE LICENSOR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SPECIFIC TERMS OF THE NOTES

          In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of Debt Securities--Ownership and Book-Entry Issuance" in the accompanying prospectus.

          The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C" (the "medium-term notes") that we may issue under the senior indenture, as supplemented by the first supplemental indenture, between Royal Bank and The Bank of New York, as trustee. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

          The medium-term notes have been rated "AA-" by Standard & Poor's ("S&P"), a division of the McGraw-Hill Companies, and "Aaa" by Moody's Canada Inc. ("Moody's"). A "AA" rating by S&P indicates that the obligor's capacity to meet its financial obligation is very strong. A "AA" rating is the second highest category of S&P rating while a "-" designation indicates the relative ranking within the rating category. A "Aaa" rating by Moody's indicates that an obligation is of high credit quality. A "Aaa" rating is the highest category of Moody's rating. Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revisions or withdrawal at any time by the relevant rating agencies. Each rating should be evaluated independently of any other rating. There can be no assurance that Royal Bank will retain its rating in the near term or in the future.

          Please note that the information about the price to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

          We describe the terms of the Notes in more detail below. References to "Index" mean the S&P GSCI Agriculture Excess Return Index.

Coupon

          We will not pay you interest during the term of the Notes.

Denomination

          We will offer the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof (except that non-U.S. investors may be subject to higher minimums, including certain investors who are residents of countries located in the Eurozone, for whom the minimum may be $50,000).

Defeasance

          There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

          At maturity, you will receive a cash payment determined as follows:

          o if the percentage change is greater than 0%, you will receive your principal amount x (1 + percentage change); and

          o if the percentage change is less than or equal to 0%, you will receive a cash payment equal to your principal amount.

          The "percentage change" will be calculated as follows:

                                     Final Index Level - Initial Index Level
          Percentage Change =        ---------------------------------------
                                                 Initial Index Level

          where, the "Initial Index Level" is 77.45302 and the "Final Index Level" is the closing level of the Index on the final valuation date. The percentage change cannot exceed the maximum percentage change, which will be 30% and which will result in a maximum return of 11.1% per annum.

Maturity Date

          The maturity date will be March 29, 2010. If the third business day before March 29, 2010 does not qualify as the final valuation date referred to below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

Final Valuation Date

          The final valuation date will be March 25, 2010, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

Market Disruption Event

          As set forth under "--Payment at Maturity" above, the calculation agent will determine the Final Index Level on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the Final Index Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day after the final valuation date on which no market disruption event occurs or is continuing as the Final Index Level. In no event, however, will the determination of the Final Index Level be postponed by more than ten business days.

          If the determination of the Final Index Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Index Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event and determine the Final Index Level.

          Any of the following will be a market disruption event:

   o a suspension, absence or material limitation of trading in the Index Commodities for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

   o a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or the Index Commodities in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

   o the Index is not published, as determined by the calculation agent in its sole discretion (in such case, the calculation agent will determine the Final Index Level in accordance with "Discontinuation of the Index; Adjustment to the Index" below); or

   o in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging".

          The following events will not be market disruption events:

   o a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

   o a decision to permanently discontinue trading in the option or futures contracts relating to the Index or the Index Commodities.

          For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or the Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

          If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount".

          For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities--Modification and Waiver of the Debt Securities" and "-- Events of Default".

Default Amount

          The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

   o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

   o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

          During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

          The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

   o  no quotation of the kind referred to above is obtained, or

   o every quotation of that kind obtained is objected to within five business days after the due date as described above.

          If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

          In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

          For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

   o A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

   o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuation of the Index; Adjustments to the Index

          If the Index Sponsor discontinues publication of the Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the percentage change, Initial Index Level, Final Index Level and the amount payable at maturity by reference to such successor index.

          If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to futures contracts on the Index Commodities or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

          If the calculation agent determines that the Index Commodities or the method of calculating the Index have been changed at any time in any respect--including any addition, deletion or substitution of the Index Commodities and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting the Index Commodities or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the percentage change, Initial Index Level, Final Index Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Final Index Level and/or percentage change used to determine the principal amount payable on the maturity date is equitable.

          All determinations and adjustments to be made by the calculation agent with respect to the percentage change, Initial Index Level, Final Index Level, the amount payable at maturity or otherwise relating to the closing level of the Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

          Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

          When we refer to a business day with respect to the Notes, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Role of Calculation Agent

          The Bank of New York will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Initial Index Level, the Final Index Level, the percentage change and the principal amount payable in respect of your Notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

USE OF PROCEEDS AND HEDGING

          We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

          In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on the Index Commodities or listed and/or over-the-counter options or futures on the Index prior to or on the initial valuation date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

   o acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments based on the level of the Index or the value of the Index Commodities;

   o acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments based on the level of other similar market indices or commodities; or

   o  any combination of the above two.

          We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

          We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Commodities, listed or over-the-counter options or futures on the Index Commodities or listed or over-the-counter options, futures or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the commodity markets.

          The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in this pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL TAX CONSIDERATIONS

          The following is a general description of certain tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

          This section is based on the United States Internal Revenue Code of 1986 (the "Code"), as amended, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

          You should consult your tax advisor concerning the United States federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

          The discussion below supplements the discussion under "Certain Income Tax Consequences" in the accompanying prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

          The Notes should be treated as debt instruments subject to the special tax rules governing contingent payment debt obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts as income in respect of the Notes prior to your receipt of cash attributable to that income.

          We have determined that the comparable yield for the Notes is equal to 5.54% per annum, compounded semiannually, with a projected payment at maturity of $114.58 based on an investment of $1,000.

          You are required to use this comparable yield and projected payment schedule in determining your interest accruals in respect of your Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

          The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

          If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your Notes and their adjusted price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original offering price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

          If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and

(b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

          Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

          You will recognize gain or loss on the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

          Any gain you recognize on the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. The deductibility of capital losses is limited.

Supplemental Canadian Tax Considerations

          The discussion below supplements the discussion under "Certain Income Tax Consequences--Certain Canadian Income Tax Consequences" in the attached prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

          Based, in part, upon the current administrative practices and policies published by the Canada Revenue Agency relating to index-linked notes, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note (including any payment at maturity in excess of the principal amount) to a Non-Resident Holder should not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

SUPPLEMENTAL PLAN OF DISTRIBUTION

          We have agreed to sell to Citigroup Global Markets Inc., and Citigroup Global Markets Inc. has agreed to purchase from us, the aggregate principal amount of the Notes specified on the front cover of this pricing supplement. Subject to the terms and conditions of a terms agreement, dated the date of this pricing supplement, Citigroup Global Markets Inc. (the "Underwriter") has agreed to purchase the Notes as principal for its own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement. The Underwriter may resell any Notes it purchases as principal to other brokers or dealers at a discount of up to 1.25% of the principal amount of the Notes. To the extent the Underwriter resells Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the Notes as such term is defined in the Securities Act of 1933, as amended. The Underwriter has advised us that, if it is unable to sell all the Notes at the public offering price, the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

          In the future, the Underwriter may repurchase and resell the Notes in market-making transactions. For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

          The Underwriter and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. The Underwriter and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

          We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this Pricing Supplement, which will be on or about the fourth business day following the pricing of the Notes (this settlement cycle being referred to as "T+4"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or succeeding business days should consult their own advisor

Selling Restrictions Outside the United States

Warning to Hong Kong Investors

          The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

          This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the "CO") or which do not constitute an offer to the public within the meaning of the CO.

          There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

Singapore

          This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the "Securities and Futures Act"). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

     (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

     (b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries' rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

          (i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

          (ii) no consideration is or will be given for the transfer; or

          (iii)the transfer is by operation of law.

BENEFIT PLAN INVESTOR CONSIDERATIONS

          A fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to ERISA should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

          Each purchaser or holder of the Notes will be deemed to represent that either (1) it is not a plan subject to ERISA or Section 4975 of the Code and is not purchasing the Notes on behalf of or with plan assets or (2) it is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, 90-1, 91-38, 95-60 or 96-23, the exemption provided in Section 408(b)(17) of ERISA and
Section 4975(d)(20) of the Code for certain transactions with service providers, or another applicable exemption from the prohibited transaction rules of ERISA and the Code.

          Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or some other basis on which such purchase and holding is not prohibited, or the potential consequences of any purchase, holding or exchange under similar laws, as applicable. See "Benefit Plan Investor Considerations" in the accompanying prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

          In addition to the documents specified in the accompanying prospectus and prospectus supplement under "Documents Filed as Part of the Registration Statement", the Terms Agreement, dated as of the date of this pricing supplement, between us and the Underwriter, will be filed with the Securities and Exchange Commission and incorporated by reference as part of the Registration Statement to which this pricing supplement relates (the "Registration Statement"). Such document will not be incorporated by reference into this pricing supplement or the accompanying prospectus or prospectus supplement.

          Additional exhibits to the Registration Statement to which this pricing supplement relates may be subsequently filed in reports on Form 40-F or on Form 6-K that specifically state that such materials are incorporated by reference as exhibits in Part II of the Registration Statement.

          No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement, other than providing any additional information contained in the final pricing supplement, and if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement and the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                  US$8,000,000


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                  Principal Protected Notes due March 29, 2010

             Linked to the S&P GSCI Agriculture Excess Return Index



                               September 24, 2007


                                      Citi